EXHIBIT 99.1

Marlin Reports Third Quarter 2018 Earnings and Declares a Cash Dividend of $0.14 Per Share

Third Quarter Summary:

  Net income of $5.9 million, or $0.47 per diluted share up from $3.3 million, or $0.26 per diluted share a year ago
  Net income on an adjusted basis of $6.4 million, or $0.51 per diluted share, compared with net income on an adjusted basis of $3.9 million, or $0.31 per diluted share in the third quarter last year
  Net interest and fee income of $23.8 million for the quarter, compared with $23.1 million for the third quarter last year
  ROE of 12.4%; ROE on an adjusted basis of 13.4% compared with ROE on an adjusted basis of 9.4% in the third quarter last year
  Net Investment in loans and leases totaled $970.4 million, up 9% from a year ago and total managed assets ended the third quarter at $1.1 billion, up 18% from a year ago
  Total origination volume (excluding leases and loans originated but referred or sold to third parties) of $173.1 million, up 17% year-over-year; Direct origination volume of $35.5 million, up 51% year-over-year
  Total origination yield of 12.77%, up 53 basis points from the prior quarter and up 59 basis points year-over-year
  Annualized net charge-offs of 1.90%, compared with 1.84% in the prior quarter and 1.73% in the third quarter last year
  Provision for credit losses of $4.9 million compared with $4.3 million in the prior quarter and $5.7 million in the third quarter last year
  Equity to assets ratio of 17.18%, compared with 16.42% in the third quarter last year
  During the quarter, the Company completed the acquisition of Fleet Financing Resources, a leading provider of equipment finance credit products focused on the commercial vehicle market
  During the quarter, the Company completed an asset-backed term securitization through the issuance of notes in the amount of $201.7 million

MOUNT LAUREL, N.J., Nov. 01, 2018 (GLOBE NEWSWIRE) --  Marlin (NASDAQ: MRLN), a nationwide provider of capital solutions to small businesses (“Marlin” or the “Company”), today reported third quarter 2018 net income of $5.9 million, or $0.47 per diluted share, compared with net income of $3.3 million, or $0.26 per share a year ago. Third quarter net income on an adjusted basis was $6.4 million, or $0.51 per diluted share, compared with $3.9 million or $0.31 per diluted share a year ago.

Commenting on the Company’s results, Jeffrey A. Hilzinger, Marlin’s President and CEO, said, “The third quarter was another productive period for Marlin highlighted by solid growth in origination volume, continued stable credit quality, strong earnings performance, the successful completion of an asset-backed securitization transaction and an important strategic acquisition to augment our organic growth initiatives. Excluding referral volume, total origination volume was $173.1 million for the quarter compared with $147.4 million last year, resulting in a year-over-year increase of 17.4%. This increase included strong growth from both our Equipment Finance and Working Capital Loan products as well as from our Direct origination channel. In addition, as part of Marlin’s capital markets activities, we referred or sold $43.5 million of leases and loans that were better suited for our capital markets partners’ balance sheets. Due to these origination and capital markets activities, our Net Investment in Leases and Loans increased to $970.4 million, up 9% from a year ago and our total managed assets grew to approximately $1.1 billion, an increase of 18% from last year. Our ability to achieve this robust growth while maintaining our disciplined underwriting standards and stable portfolio performance is evidence of how core risk management is to Marlin’s culture. At the bottom line, earnings expanded sharply on both a sequential quarter and year-over-year basis.”

Mr. Hilzinger concluded, “Consistent with our stated strategy of augmenting organic growth with strategic corporate development activities, late in the quarter we announced the acquisition of Fleet Financing Resources—or FFR. FFR, a broker platform that originated approximately $75 million in 2017, is a well-established originator focused on financing commercial transportation equipment that brings significant domain expertise to the Company while also substantially accelerating the growth of our existing commercial transportation equipment finance business. We expect the transaction to be accretive to Marlin’s earnings per share in 2018 and to generate strong returns on invested capital over time by accelerating our growth and further leveraging the Company’s fixed infrastructure costs.”

Results of Operations
Total origination volume (excluding referral and originated for sale volume) for the third quarter of $173.1 million was up 17% from a year ago. Direct origination volume of $35.5 million in the third quarter was up 51% from $23.4 million in the third quarter of 2017. Indirect origination volume in the third quarter of 2018 was $137.6 million, up from $124.0 million in the same period a year ago. Referral volume totaled $2.5 million, down from $13.0 million in the third quarter last year, largely due to the transition of leases originated by Marlin’s Horizon Keystone Financial division to Marlin’s balance sheet over the past year.

Net interest and fee margin as a percentage of average finance receivables was 9.94% for the third quarter, down 37 basis points from the second quarter of 2018 and down 79 basis points from a year ago. The decrease in margin percentage was primarily a result of an increase in interest expense, partially offset by an increase of 59 basis points in new origination loan and lease yield over last year. The Company’s interest expense as a percent of average finance receivables increased to 207 basis points compared with 159 basis points for the previous quarter and 139 basis points for the third quarter of 2017, primarily because of the impact on funding costs from the recent debt securitization.

On an absolute basis, net interest and fee income was $23.8 million for the third quarter of 2018 compared with $23.1 million for the third quarter last year. The increase continues to reflect the strong growth in the portfolio and the underlying earnings power of the business as the Company continues to grow and scale.

Non-interest income was $4.4 million for the third quarter of 2018, compared with $4.6 million in the prior quarter and $3.6 million in the prior year period.  The year-over-year increase in non-interest income is primarily due to an increase in gains-on-sale and to a lesser extent an increase in insurance-related income. Non-interest expense was $15.7 million for the third quarter of 2018, compared with $16.0 million in the prior quarter and $15.7 million in the third quarter last year.  Third quarter 2018 non-interest expense included $0.6 million of expense related to the departure of the Company’s Chief Financial Officer.

The Company’s efficiency ratio for the third quarter was 55.7% compared with 58.7% in the third quarter last year. Excluding acquisition related sales commissions and intangible amortization, the non-GAAP efficiency ratio in the third quarter of 2018 was 54.5% as compared to 56.1% in the third quarter last year. Marlin expects its efficiency ratio to continue to improve as the Company leverages its fixed costs through continued portfolio growth and from continued operational efficiencies generated by its various process improvement activities.

Marlin recorded an income tax expense of $1.7 million, representing an effective tax rate of 22.6% for the third quarter of 2018, compared with an income tax expense of $2.0 million, representing an effective tax rate of 38.3 % for the third quarter of 2017.

Portfolio Performance
Allowance for credit losses as a percentage of total finance receivables was 1.65% at September 30, 2018 relatively consistent with 1.62% at June 30, 2018 and 1.64% at September 30, 2017.

Finance receivables over 30 days delinquent were 1.02% of the Company’s total finance receivables portfolio as of September 30, 2018, up 6 basis points from June 30, 2018 and down 11 basis points from September 30, 2017. Finance receivables over 60 days delinquent were 0.57% of the Company’s total finance receivables portfolio as of September 30, 2018, up 2 basis points from June, 2018 and down 4 basis points from September 30, 2017. Annualized third quarter net charge-offs were 1.90% of average total finance receivables versus 1.84% in the second quarter of 2018 and 1.73% a year ago.

As of September 30, 2018, the Company’s consolidated equity to assets ratio was 17.18%. This compares to 17.03% and 16.42%, in the prior quarter and year ago quarter, respectively.

Corporate Developments
During the third quarter, Marlin completed a $201.7 million asset-backed notes (“Notes”) term securitization. This transaction was Marlin's eleventh term securitization and its first since 2010. The Notes, which were issued in seven classes, have fixed interest rates ranging from 2.55% to 5.02% (with a weighted averaged fixed interest rate of 3.41%) and legal final maturity dates ranging from July 22, 2019 to May 20, 2025. Marlin intends to use proceeds from the transaction to fund the growth of its portfolio of loans and leases and for general corporate purposes.

Also during the third quarter, the Company announced the acquisition of Fleet Financing Resources, a leading provider of equipment finance credit products focused on the commercial vehicle market. This acquisition allows Marlin to significantly accelerate growth in the commercial vehicle and titled transportation markets with a proven and successful team that has significant expertise in these attractive markets.

On September 4, 2018, the Company announced that W. Taylor Kamp left his position as Senior Vice President and Chief Financial Officer. Mr. Kamp will remain with Marlin as a consultant through the end of 2018 to assist in the transition of the Company’s finance and accounting functions.

Marlin’s Board of Directors today declared a $0.14 per share quarterly dividend. The dividend is payable November 23, 2018, to shareholders of record on November 12, 2018. Based on the closing stock price on October 31, 2018, the annualized dividend yield on the Company’s common stock is 2.11%.

Business Outlook
The Company is maintaining guidance for the full year ending December 31, 2018 as follows:

  Total origination volume (including referral volume) is expected to finish approximately 15% to 20% above 2017 levels
  Portfolio performance is expected to remain in-line with the results observed over the past twelve months
  Net interest margin, as a percentage, is expected to be between 9.75% and 10.00%
  ROE is expected to improve in 2018 as the Company continues to improve operating scale
  EPS on an adjusted basis is expected to be between $2.00 and $2.10 per share

Conference Call and Webcast
Marlin will host a conference call on Friday, November 2, 2018 at 9:00 a.m. ET to discuss the Company’s third quarter 2018 results. If you wish to participate, please call 877-407-0792 approximately 10 minutes in advance of the call time. The conference ID will be: “Marlin.” The call will also be webcast on the Investor Relations page of the Company’s website, www.marlinfinance.com. An audio replay will also be available on the Investor Relations section of Marlin’s website for 45 days.

About Marlin

Marlin is a nationwide provider of capital solutions to small businesses with a mission of helping small businesses fulfill their American dream. Our products and services are offered directly to small businesses and through financing programs with independent equipment dealers and other intermediaries. Marlin Business Services Corp. is publicly traded (NASDAQ: MRLN).  For more information about Marlin, visit www.marlinfinance.com or call toll free at (888) 479-9111.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “may,” “intend” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the Securities and Exchange Commission, including the sections captioned “Risk Factors” and “Business” in the Company’s Form 10-K filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

Regulation G – Non-GAAP Financial Measures
In this release the Company uses certain financial measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company defines net income on an adjusted basis as net income excluding an after-tax charge related to a reserve for restitution in connection with certain payment processing practices in effect prior to February 2016 and charges for associated legal and consulting fees, the after-tax hurricane credit and insurance loss reserves, the after-tax executive severance, and the net tax benefit from the tax cut and jobs act, as applicable. The Company defines diluted earnings per share on an adjusted basis, return on average assets on an adjusted basis and return on average equity on an adjusted basis as the calculation used for the “as reported” number substituting net income as reported with net income on an adjusted basis while using the same denominator in the “as reported” number, where appropriate.  The Company defines efficiency ratio on an adjusted basis as the calculation used for the “as reported” ratio adjusting the numerator for the reserve for restitution in connection with certain payment processing practices in effect prior to February 2016, hurricane insurance loss reserves, and executive severance, as applicable. The Company believes that these non-GAAP measures are useful performance metrics for management, investors and lenders, because it means to evaluate period-to-period comparisons of the Company's financial performance without the effects of certain adjustments in accordance with GAAP that may not necessarily be indicative of current operating performance.

Non-GAAP financial measures should not be considered as an alternative to GAAP financial measures. They may not be indicative of the historical operating results of the Company nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as a substitute for performance measures calculated in accordance with GAAP.

Investor Contacts:
Ed Dietz
Senior Vice President & General Counsel
856-505-4458

Lasse Glassen
Addo Investor Relations
lglassen@addoir.com
424-238-6249

MARLIN BUSINESS SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2018	2017

	(Dollars in thousands, except per-share data)

ASSETS
Cash and due from banks	$5,442	$3,544
Interest-earning deposits with banks	83,006	63,602
Total cash and cash equivalents	88,448	67,146
Time deposits with banks	9,410	8,110
Restricted interest-earning deposits with banks related to consolidated	10,049	—
variable interest entities ("VIEs")
Securities available for sale (amortized cost of $11.4 million and $11.7 million at
September 30, 2018 and December 31, 2017, respectively)	10,973	11,533
Net investment in leases and loans:
Net investment in leases and loans, excluding allowance for credit losses	986,342	929,271
(includes $172.9 million and $0 million at September 30, 2018 and December 31, 2017, respectively, related to consolidated VIEs)
Allowance for credit losses	(15,917)	(14,851)
Total net investment in leases and loans	970,425	914,420
Intangible assets	8,131	1,128
Goodwill	7,360	1,160
Property and equipment, net	3,924	4,204
Property tax receivables	6,281	6,292
Other assets	11,732	26,167
Total assets	$1,126,733	$1,040,160

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$700,107	$809,315
Long-term borrowings related to consolidated VIEs	174,519	—
Other liabilities:
Sales and property taxes payable	6,247	2,963
Accounts payable and accrued expenses	34,587	31,492
Net deferred income tax liability	17,730	16,741
Total liabilities	933,190	860,511

Stockholders’ equity:
Preferred Stock, $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Common Stock, $0.01 par value; 75,000,000 shares authorized;
12,400,465 and 12,449,458 shares issued and outstanding at September 30, 2018 and	124	124
December 31, 2017, respectively
Additional paid-in capital	83,317	82,588
Stock subscription receivable	(2)	(2)
Accumulated other comprehensive loss	(149)	(96)
Retained earnings	110,253	97,035
Total stockholders’ equity	193,543	179,649
Total liabilities and stockholders’ equity	$1,126,733	$1,040,160

MARLIN BUSINESS SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

	(Dollars in thousands, except per-share data)

Interest income	$24,836	$22,363	$72,079	$64,461
Fee income	3,930	3,780	11,765	11,055
Interest and fee income	28,766	26,143	83,844	75,516
Interest expense	4,955	3,000	12,065	7,952
Net interest and fee income	23,811	23,143	71,779	67,564
Provision for credit losses	4,893	5,680	13,761	13,878
Net interest and fee income after provision for credit losses	18,918	17,463	58,018	53,686

Non-interest income:
Insurance premiums written and earned	2,047	1,817	5,979	5,274
Other income	2,401	1,785	8,330	6,160
Non-interest income	4,448	3,602	14,309	11,434
Non-interest expense:
Salaries and benefits	10,292	9,302	29,842	27,763
General and administrative	5,445	6,409	18,465	22,689
Non-interest expense	15,737	15,711	48,307	50,452
Income before income taxes	7,629	5,354	24,020	14,668
Income tax expense	1,723	2,049	5,462	5,270
Net income	$5,906	$3,305	$18,558	$9,398

Basic earnings per share	$0.48	$0.26	$1.49	$0.75
Diluted earnings per share	$0.47	$0.26	$1.49	$0.75

Cash dividends declared per share	$0.14	$0.14	$0.42	$0.42

MARLIN BUSINESS SERVICES CORP. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Dollars in thousands, except per-share data)		(Dollars in thousands, except per-share data)
	(Unaudited)		(Unaudited)

Net income as reported	$5,906	$3,305	$18,558	$9,398

Deduct:
Executive separation	(631)	-	(631)	-
Charge in connection with regulatory matters	-	-	-	(4,816)
Hurricane credit loss reserve	-	(500)		(500)
Hurricane insurance loss reserve	-	(437)		(437)
Tax effect	162	358	162	2,198
Charges in connection with executive separation, regulatory matters, & hurricane reserves, net of tax	(469)	(579)	(469)	(3,555)
Net Income on an adjusted basis	$6,375	$3,884	$19,027	$12,953

Diluted earnings per share as reported	$0.47	$0.26	$1.49	$0.75
Diluted earnings per share on an adjusted basis	$0.51	$0.31	$1.52	$1.03

Return on Average Assets as reported	2.04%	1.31%	2.27%	1.31%
Return on Average Assets on an adjusted basis	2.20%	1.54%	2.32%	1.80%

Return on Average Equity as reported	12.36%	8.01%	13.31%	7.66%
Return on Average Equity on an adjusted basis	13.35%	9.42%	13.65%	10.56%

Efficiency Ratio as reported	55.69%	58.74%	56.11%	63.87%
Efficiency Ratio on an adjusted basis	53.46%	57.11%	55.35%	57.22%

Net Income on an Adjusted Basis is defined as net income excluding the following: Third quarter 2018 charge of $0.6 million related to the departure of the Company's Chief Financial Officer. A third quarter 2017 $0.9 million charge related to credit and insurance hurricane loss reserves. A first quarter 2017 $4.2 million charge associated with recent regulatory matters and charges for associated legal and consulting fees in the amounts of $0.3 million and $0.4 million for the first quarter and second quarter 2017, respectively. The appropriate tax effect, where appropriate, on the aforementioned items. The efficiency ratio as reported and the efficiency ratio on an adjusted basis are not impacted by the $0.5 million hurricane credit loss reserve charge as the provision for credit losses is not included as part of the ratio numerator.

MARLIN BUSINESS SERVICES CORP. AND SUBSIDIARIES
Supplemental Quarterly Data
(Dollars in thousands, except share amounts)
(Unaudited)

Quarter Ended:	9/30/2017	12/31/2017	3/31/2018	6/30/2018	9/30/2018

Net Income:
Net Income	$3,305	$15,894	$6,185	$6,467	$5,906

Annualized Performance Measures:
Return on Average Assets	1.31%	6.21%	2.37%	2.41%	2.04%
Return on Average Stockholders' Equity	8.01%	38.08%	13.69%	13.93%	12.36%

EPS Data:
Net Income Allocated to Common Stock	$3,225	$15,532	$6,065	$6,352	$5,808
Number of Shares - Basic	12,220,381	12,187,666	12,188,906	12,199,089	12,214,913
Basic Earnings per Share	$0.26	$1.27	$0.50	$0.52	$0.48

Number of Shares - Diluted	12,257,922	12,230,858	12,245,019	12,269,989	12,296,726
Diluted Earnings per Share	$0.26	$1.27	$0.50	$0.52	$0.47

Cash Dividends Declared per share	$0.14	$0.14	$0.14	$0.14	$0.14

New Asset Production:
Direct Originations	$23,444	$31,610	$30,869	$36,338	$35,469
Indirect Originations	$123,977	$148,468	$128,833	$135,865	$137,605
Total Originations	$147,421	$180,078	$159,702	$172,203	$173,074

Equipment Finance Originations	$133,646	$163,562	$141,646	$155,385	$153,503
Working Capital Loans Originations	$13,775	$16,516	$18,056	$16,818	$19,571
Total Originations	$147,421	$180,078	$159,702	$172,203	$173,074

Assets originated for sale in the period	$0	$0	$0	$1,801	$3,890
Assets referred in the period	$13,024	$6,466	$4,201	$5,638	$2,540
Total Sourced Originations	$160,445	$186,544	$163,903	$179,642	$179,504
Assets sold in the period	$9,649	$36,037	$22,981	$16,890	$40,986

Implicit Yield on Direct Originations	21.44%	19.22%	19.47%	18.59%	22.39%
Implicit Yield on Indirect Originations	10.43%	9.93%	10.75%	10.54%	10.29%
Total Implicit Yield on Total Originations	12.18%	11.59%	12.44%	12.24%	12.77%

Implicit Yield on Equipment Finance Originations	9.99%	9.46%	9.99%	9.94%	9.96%
Implicit Yield on Working Capital Loans Originations	33.51%	32.73%	31.68%	33.52%	34.85%

# of Leases / Loans Equipment Finance	7,447	8,346	7,764	8,238	7,603
Equipment Finance Approval Percentage	56%	56%	56%	56%	57%
Average Monthly Equipment Finance Sources	1,185	1,244	1,190	1,240	1,174

Net Interest and Fee Margin (NIM)
Percent of Average Total Finance Receivables:
Interest Income	10.37%	10.31%	10.19%	10.24%	10.37%
Fee Income	1.75%	1.71%	1.73%	1.66%	1.64%
Interest and Fee Income	12.12%	12.02%	11.92%	11.90%	12.01%
Interest Expense	1.39%	1.45%	1.49%	1.59%	2.07%
Net Interest and Fee Margin (NIM)	10.73%	10.57%	10.43%	10.31%	9.94%

Cost of Funds (1)	1.49%	1.58%	1.63%	1.76%	2.15%

Interest Income Equipment Finance	$19,840	$20,382	$20,639	$21,082	$21,489
Interest Income Working Capital Loans	$2,213	$2,322	$2,321	$2,463	$2,626

Average Total Finance Receivables	$862,718	$891,819	$913,804	$936,007	$957,755
Average Net Investment Equipment Finance	$836,713	$864,665	$884,946	$905,583	$925,900
Average Working Capital Loans	$26,005	$27,154	$28,858	$30,424	$31,855

End of Period Net Investment Equipment Finance	$861,102	$887,328	$900,763	$933,261	$937,897
End of Period Working Capital Loans	$25,328	$27,092	$29,864	$29,848	$32,528
Total Owned Net Investment in Leases and Loans (2)	$886,430	$914,420	$930,627	$963,109	$970,425

Total Assets Serviced for Others	$42,657	$74,359	$90,701	$98,442	$128,539

Total Managed Assets	$929,087	$988,779	$1,021,328	$1,061,551	$1,098,964

Average Total Managed Assets	$902,288	$950,327	$996,334	$1,030,579	$1,071,246

Portfolio Asset Quality:

Total Finance Receivables
30+ Days Past Due Delinquencies	1.13%	1.02%	1.05%	0.96%	1.02%
30+ Days Past Due Delinquencies	$11,370	$10,565	$10,994	$10,438	$11,270

60+ Days Past Due Delinquencies	0.61%	0.55%	0.64%	0.55%	0.57%
60+ Days Past Due Delinquencies	$6,157	$5,647	$6,735	$6,007	$6,244

Equipment Finance
30+ Days Past Due Delinquencies	1.15%	1.04%	1.07%	0.97%	1.02%
30+ Days Past Due Delinquencies	$11,260	$10,446	$10,942	$10,286	$10,913

60+ Days Past Due Delinquencies	0.63%	0.56%	0.66%	0.56%	0.57%
60+ Days Past Due Delinquencies	$6,157	$5,647	$6,735	$5,952	$6,137

Working Capital Loans
15+ Days Past Due Delinquencies	0.77%	0.95%	0.53%	0.59%	1.17%
15+ Days Past Due Delinquencies	$200	$264	$162	$183	$394

30+ Days Past Due Delinquencies	0.42%	0.43%	0.17%	0.49%	1.06%
30+ Days Past Due Delinquencies	$110	$119	$52	$152	$357

Net Charge-offs - Total Finance Receivables	$3,735	$4,169	$3,843	$4,306	$4,546
% on Average Total Finance Receivables
Annualized	1.73%	1.87%	1.68%	1.84%	1.90%

Net Charge-offs - Equipment Finance	$3,537	$3,944	$3,618	$3,851	$4,194
% on Average Net Investment in Equipment Finance
Annualized	1.69%	1.82%	1.64%	1.70%	1.81%

Net Charge-offs - Working Capital Loans	$198	$225	$224	$456	$352
% of Average Working Capital Loans
Annualized	3.05%	3.31%	3.10%	6.00%	4.42%

Total Allowance for Credit Losses	$14,504	$14,851	$15,620	$15,570	$15,917
% of Total Finance Receivables	1.64%	1.63%	1.68%	1.62%	1.65%
% of 60+ Delinquencies	235.57%	262.99%	231.92%	259.19%	254.92%

Allowance for Credit Losses - Equipment Finance	$13,422	$13,815	$14,310	$14,236	$14,498
% of Net Investment Equipment Finance	1.56%	1.56%	1.60%	1.53%	1.55%
% of 60+ Delinquencies	218.00%	244.64%	212.48%	239.18%	236.24%

Allowance for Credit Losses - Working Capital Loans	$1,082	$1,036	$1,310	$1,334	$1,419
% of Total Working Capital Loans	4.14%	3.73%	4.25%	4.32%	4.22%

Non-accrual - Equipment Finance	$2,933	$3,065	$3,626	$3,211	$3,392
Non-accrual - Equipment Finance	0.30%	0.30%	0.36%	0.30%	0.32%

Non-accrual - Working Capital Loans	$17	$118	$27	$147	$217
Non-accrual - Working Capital Loans	0.07%	0.42%	0.09%	0.48%	0.65%

Non-accrual - Total Finance Receivables	$2,950	$3,183	$3,653	$3,358	$3,609
Non-accrual - Total Finance Receivables	0.29%	0.31%	0.35%	0.31%	0.33%

Restructured - Total Finance Receivables	$2,543	$4,489	$4,366	$3,747	$3,456

Expense Ratios:
Salaries and Benefits Expense	$9,302	$9,806	$10,023	$9,527	$10,292
Salaries and Benefits Expense
Annualized % of Avg. Fin. Recbl.	4.31%	4.40%	4.39%	4.07%	4.30%

Total personnel end of quarter	331	330	326	320	339

General and Administrative Expense	$6,409	$5,583	$6,571	$6,449	$5,445
General and Administrative Expense
Annualized % of Avg. Fin. Recbl.	2.97%	2.50%	2.88%	2.76%	2.27%

Non-Interest Expense/Average Total Managed Assets	6.96%	6.48%	6.66%	6.20%	5.88%
Adjusted Non-Interest Expense/Average Total Managed Assets (3)	6.65%	6.16%	6.52%	6.06%	5.46%

Efficiency Ratio	58.74%	53.30%	57.08%	55.56%	55.69%

Balance Sheet:

Assets
Investment in Leases and Loans	$883,778	$911,242	$927,752	$959,452	$966,659
Initial Direct Costs and Fees	17,156	18,029	18,495	19,227	19,683
Reserve for Credit Losses	(14,504)	(14,851)	(15,620)	(15,570)	(15,917)
Net Investment in Leases and Loans	$886,430	$914,420	$930,627	$963,109	$970,425
Cash and Cash Equivalents	82,937	67,146	84,891	99,227	88,448
Restricted Cash	-	-	-	-	10,049
Other Assets	43,650	58,594	55,707	50,975	57,811
Total Assets	$1,013,017	$1,040,160	$1,071,225	$1,113,311	$1,126,733

Liabilities
Deposits	806,954	809,315	833,145	863,568	700,107
Total Debt	-	-	-	-	174,519
Other Liabilities	39,768	51,196	54,153	60,101	58,564
Total Liabilities	$846,722	$860,511	$887,298	$923,669	$933,190

Stockholders' Equity
Common Stock	$125	$124	$124	$124	$124
Paid-in Capital, net	83,391	82,586	82,507	83,472	83,315
Other Comprehensive Income (Loss)	(82)	(96)	(98)	(73)	(149)
Retained Earnings	82,861	97,035	101,394	106,119	110,253
Total Stockholders' Equity	$166,295	$179,649	$183,927	$189,642	$193,543

Total Liabilities and
Stockholders' Equity	$1,013,017	$1,040,160	$1,071,225	$1,113,311	$1,126,733

Capital and Leverage:
Equity	$166,295	$179,649	$183,927	$189,642	$193,543
Debt to Equity	4.85	4.50	4.53	4.55	4.52
Equity to Assets	16.42%	17.27%	17.17%	17.03%	17.18%

Regulatory Capital Ratios:
Tier 1 Leverage Capital	16.24%	17.25%	17.35%	17.04%	15.57%
Common Equity Tier 1 Risk-based Capital	17.64%	18.22%	18.33%	18.07%	17.46%
Tier 1 Risk-based Capital	17.64%	18.22%	18.33%	18.07%	17.46%
Total Risk-based Capital	18.90%	19.47%	19.58%	19.33%	18.72%

Notes and Footnotes:
(1) COF is defined as interest expense for the period divided by average interest bearling liabilities, annualized
(2) Net investment in total finance receivables includes net investment in Equipment Finance leases and loans and Working Capital Loans.
(3) Adjusted non-interest expense excludes NON-GAAP non-interest expense items as defined in the reconciliation of GAAP to NON-GAAP financial measures and acquistion related sales commissions and intangible amortization.
** Equipment Finance consists of equipment leases and loans; Working Capital Loans consist of small business loans.